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Einbringungsvertrag - Cyclon Entertainment Ltd. - DER GREIF GmbH & Co. KG

Tabling Contract

Between

Cyclon Entertainment Corp.

Balluta Buildings, 3 Triq il—Karmelitani

St. Julians STJ 1020, Malta

afterwards named “CEL”

and

DER GREIF GmbH & Co. KG

Witzelstr. 150

40225 Düsseldorf

afterwards named “DG”

CEL has invested with the company contract of 3/11/08 for 51% of the company shares in the company "DER GREIF GmbH & Co. KG” for altogether EUR 6,642,490. From this EUR 300,000 is paid in CASH. The remaining amount of the capital investment of EUR 6,342,490 will be paid in shares (restricted shares—according to SEC guidelines) which are traded as Cyclon Capital Corporation on the OTC BB.

With this as the brought-in value, the average value of the end-of-day price of the previous 90 calendar days, calculated from 3/10/08.  This means, the period of the average price runs from 12/11/07 to and including 3/10/08.

The remaining amount due of EUR 6,342,490 means on 3/10/08 $9,756,652 US. The average price of the previous 90 calendar days of the shares of Cyclon Capital Corporation is $2.09 US. From this the total of 4,674,488 shares of Cyclon Capital Corporation, which are for the fulfillment of the contract fulfillment in DER GREIF GmbH & Co. KG as non-cash investment has been brought in With this, on the day of the delivery of the shares the partnership investment is fully paid for the new partner CEL Malta.

The CEL obligates itself directly after the closing of the contract to ensure that the 4,674,488 shares of CCC will be given out from the approved capital. The physically given out/presented shares will be split as follows:

a)

3 certificates with 236,662 shares each, which have a value today of EUR 300,000

b)

7 certificates with 500,000 shares each

c)

1 certificate with 464,502 shares

The transfer Agent will be instructed to transfer the above-named shares to the accounts named by DG. The Transfer Agent will be instructed to physically give the shares to DG. DG will deposit the shares in a bank safe. The shares should be made out to DG. The shares are subject to the legal retention period according to SEC (USA) guidelines.

If counter- or future conditions of this contract are wholly or partly not legally effective or not possible to implement, or their legal effectiveness or ability to implement is later lost, the validity of the remaining conditions of this contract are not affected.  The same is true if it is found that this contract has gaps. Instead of the ineffective or non-implementable conditions, or the fulfillment of the gaps, a measured rule should be valid which, as far as it is legally possible, replaces the contract condition in such a way that it duplicates the sense and the goal of this contract, insofar as it was intended at the agreement of this contract.

Dusseldorf, 3/11/08

________________________

Cyclon Entertainment Corp.

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DER GREIF GmbH & Co. KG